Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended June 30, 2011 – Core Net Investment Income of $0.25 per share and Quarterly Distribution of $0.25 per share

GREENWICH, CT – 08/04/2011 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended June 30, 2011 and a distribution of $0.25 per share for the third quarter of 2011.

HIGHLIGHTS

•

Total investment income for the second quarter of 2011 amounted to approximately $11.1 million, up approximately 14.1% from the first quarter of 2011 due largely to greater distribution income from our securitization vehicle investments.

•

For the quarter ended June 30, 2011, we recorded net investment income of approximately $9.5 million, or approximately $0.29 per share. Excluding the impact of a capital gains incentive fee accrual reduction of approximately $1.5 million, our core net investment income(1) was approximately $8.0 million, or approximately $0.25 per share. We also recorded net unrealized depreciation of approximately $6.0 million and net realized capital gains of approximately $0.7 million. In total, we had a net increase in net assets resulting from operations of approximately $4.2 million or approximately $0.13 per share for the second quarter.

•

Our operating expenses before the capital gains incentive fee for the quarter ended June 30, 2011 were approximately $3.1 million, which were up from the first quarter of 2011 by approximately $0.3 million.

•

During the quarter ended June 30, 2011, we recorded net unrealized depreciation of approximately $6.0 million comprised of $1.9 million in gross unrealized appreciation, $7.1 million in gross unrealized depreciation and approximately $0.8 million relating to the reversal of prior period net unrealized appreciation as an investment was realized.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the second quarter of 2011 (compared to 2.2 at the end of the first quarter of 2011).

•	For the quarter ended June 30, 2011, we had net realized gains on investments of approximately $0.7 million due to the repayment of an investment.

•

The capital gains portion of our incentive fee expense was reduced by approximately $1.5 million for the quarter ended June 30, 2011. The previous quarter’s accrual of approximately $6.5 million for this expense was reduced by the $1.5 million to approximately $5.0 million based on the net effect of net unrealized depreciation and net realized gains during the second quarter of 2011. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized gains and net unrealized appreciation at the end of each period. The amount of capital gains incentive fee expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (the “Agreement”) on such date. The $6.5 million capital gains incentive fee expense, and associated accrual, for the first quarter of 2011, as well as the $1.5 million reduction for the quarter ended June 30, 2011, relate entirely to the hypothetical liquidation calculation.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation.

•	Our Board of Directors has declared a distribution of $0.25 per share for the third quarter of 2011.

•	Payable Date: September 30, 2011

•	Record Date: September 16, 2011

•

During the second quarter of 2011, we deployed approximately $30.6 million in 5 investments. For the same period, we received proceeds of approximately $12.6 million from repayments and amortization payments on our debt investments.

•

With respect to our CLO investments for the quarter ending June 30, 2011, we recorded approximately $1.0 million in interest payments, $168,000 in principal payments at par and approximately $3.2 million in CLO equity distributions. In total, since we began investing in this asset class through June 30, 2011, we have recorded approximately $5.0 million in interest payments, $2.6 million in principal payments at par and $9.2 million in CLO equity distributions.

•

At the end of the second quarter, this asset class represented approximately 28.5% of our total assets on a fair value basis, partially due to significant appreciation in the values of these assets since we purchased them.

•	At June 30, 2011, the weighted average yield of our debt investments was approximately 12.9%, down from 13.3% at March 31, 2011.

•	As of the end of the second quarter of 2011 there were no loans on non-accrual status.

•

At June 30, 2011, net asset value per share was $9.85 compared with the net asset value per share at December 31, 2010 of $9.85. The June 30, 2011 net asset value incorporates the impact of the capital gains incentive fee accrual.

(1)	Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee is based on a hypothetical event that did not occur, we believe that core net investment income is a useful indicator of non-hypothetical transactions during this period.

The following table provides a reconciliation of net investment income to core net investment income (for the three and six months ended June 30, 2011):

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$9,523,437	$0.29	$10,071,460	$0.31
Capital gains incentive fee	(1,442,843)	(0.04)	5,026,486	0.16

Core net investment income	$8,080,594	$0.25	$15,097,946	$0.47

We will host a conference call to discuss our second quarter results today, Thursday, August 4 at 10:00 AM ET. Please call 877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10002699.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2010, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Investments, at fair value (cost: $284,375,854 @ 6/30/11; $226,200,687 @ 12/31/10)
Non-affiliated/non-control investments (cost: $266,783,907 @ 6/30/11; $207,854,154 @ 12/31/10)	$291,423,362	$229,385,715
Control investments (cost: $17,591,947 @ 6/30/11; $18,346,533 @ 12/31/10)	17,350,000	18,150,000

Total investments at fair value	308,773,362	247,535,715

Cash and cash equivalents	18,853,293	68,780,866
Interest receivable	1,461,085	1,488,984
Distributions receivable from securitization vehicles	374,234	—
Prepaid expenses and other assets	90,146	94,518

Total assets	$329,552,120	$317,900,083

LIABILITIES
Investment advisory fee payable to affiliate	$2,272,114	$1,760,896
Accrued capital gains incentive fee to affiliate	5,026,486	—
Securities purchased not settled	—	1,837,500
Accrued expenses	477,117	184,146

Total liabilities	7,775,717	3,782,542

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 32,671,485 and 31,886,367 issued and outstanding, respectively	326,715	318,864
Capital in excess of par value	371,845,536	369,163,104
Net unrealized appreciation on investments	24,397,508	21,335,028
Accumulated net realized losses on investments	(71,914,686)	(74,545,034)
Distributions in excess of investment income	(2,878,670)	(2,154,421)

Total net assets	321,776,403	314,117,541

Total liabilities and net assets	$329,552,120	$317,900,083

Net asset value per common share	$9.85	$9.85

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$6,896,080	$6,888,136	$13,762,724	$12,093,583
Distributions from securitization vehicles and equity investments	3,554,407	949,504	5,883,257	1,710,487
Commitment, amendment fee income and other income	286,918	460,739	446,019	477,304

Total investment income from non-affiliated/non-control investments	10,737,405	8,298,379	20,092,000	14,281,374

From control investments:
Interest income - debt investments	396,892	432,173	802,422	1,005,269

Total investment income	11,134,297	8,730,552	20,894,422	15,286,643

EXPENSES
Compensation expense	257,788	239,484	495,852	479,196
Investment advisory fees	1,661,673	1,316,047	3,276,116	2,458,845
Professional fees	167,942	166,138	461,214	451,348
General and administrative	355,859	256,874	574,743	415,817

Total expenses before incentive fees	2,443,262	1,978,543	4,807,925	3,805,206

Net investment income incentive fees	610,441	433,521	988,551	517,773
Capital gains incentive fees	(1,442,843)	—	5,026,486	—

Total incentive fees	(832,402)	433,521	6,015,037	517,773

Total expenses	1,610,860	2,412,064	10,822,962	4,322,979

Net investment income	9,523,437	6,318,488	10,071,460	10,963,664

Net change in unrealized appreciation on investments	(6,053,718)	2,124,885	3,062,480	46,591,881

Net realized gains (losses) on investments	734,927	1,158,583	2,630,348	(29,969,743)

Net increase in net assets resulting from operations	$4,204,646	$9,601,956	$15,764,288	$27,585,802

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.29	$0.24	$0.31	$0.41
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.13	$0.36	$0.49	$1.03
Weighted average shares of common stock outstanding:
Basic and diluted	32,387,993	26,875,554	32,151,738	26,844,898

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended June 30, 2011 (unaudited)	Three Months Ended June 30, 2010 (unaudited)	Six Months Ended June 30, 2011 (unaudited)	Six Months Ended June 30, 2010 (unaudited)

Per Share Data
Net asset value at beginning of period	$9.97	$8.87	$9.85	$8.36

Net investment income(1)	0.29	0.24	0.31	0.41
Net realized and unrealized capital gains(2)	(0.16)	0.12	0.18	0.62

Total from investment operations	0.13	0.36	0.49	1.03

Total distributions(3)	(0.25)	(0.20)	(0.49)	(0.35)

Effect of shares issued, net of offering expenses	0.00	0.00	0.00	(0.01)

Net asset value at end of period	$9.85	$9.03	$9.85	$9.03

Per share market value at beginning of period	$10.87	$6.59	$11.21	$6.05

Per share market value at end of period	$9.60	$8.40	$9.60	$8.40
Total return(4)	(9.38%)	30.50%	(10.19%)	45.38%
Shares outstanding at end of period	32,671,485	26,932,340	32,671,485	26,932,340
Ratios/Supplemental Data
Net assets at end of period (000’s)	321,776	243,170	321,776	243,170
Average net assets (000’s)	321,805	240,404	318,218	233,010
Ratio of expenses to average net assets:
Expenses before incentive fees	3.03%	3.29%	3.02%	3.27%
Net investment income incentive fees	0.76%	0.72%	0.62%	0.44%
Capital gains incentive fees	(1.79%)	0.00%	3.16%	0.00%

Total ratio of expenses to average net assets (5)	2.00%	4.01%	6.80%	3.71%

Ratio of net investment income to average net assets(5)	11.84%	10.51%	6.33%	9.41%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of June 30, 2011, none of the distributions for 2011 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.